Release
                        ELDORADO FINANCIAL GROUP ACQUIRES
                       TRANSMISSION TECHNOLOGY CORPORATION

Irvine, California -- November 19, 2001-- ElDorado Financial Group, Inc. (OTCBB:
ELDG) ("ElDorado") announced today that ElDorado and Transmission Technology Corporation ("TTC"), a Nevada corporation, have concluded an initial exchange of shares, whereby ElDorado issued 57,546,000 common shares to acquire 95.91% of TTC. A former controlling shareholder voluntarily cancelled 3,116,515 common shares resulting in 64,046,000 shares currently outstanding. ElDorado anticipates acquiring the remaining 4.09% of TTC within the next week in exchange for 2,454,000 additional shares of common stock. After this additional issuance, ElDorado will have 66,500,000 common shares issued and outstanding and TTC will be a wholly owned subsidiary.

ElDorado has appointed Benton H Wilcoxon as CEO and C. William Arrington as President, who also hold the same positions in TTC. ElDorado has also filed to change its name to "Composite Technology Corporation" and will trade under the new symbol "CPTC" to take effect upon the close of trading on Friday, November 30, 2001. ElDorado will continue to trade under its old name and symbol until the opening of trading on Monday, December 3, 2001.

TTC is a startup company that owns an exclusive license for patent-pending composite reinforced conductors that enable delivery of more power than conventional steel reinforced conductors in transmission and distribution systems. The use of high strength lightweight composites allows the TTC conductor to replace existing lines without structural modification of tower systems, thereby increasing the power capability of an existing line without the need for new rights-of-way and tower construction. The cost of rewiring using the TTC conductor is significantly less than the cost of a new transmission corridor. TTC will use existing cable makers to wrap stranded aluminum wire around its composite core for production of higher capacity transmission and distribution cable that will be sold to electrical utilities domestically and in foreign markets.

Conventional overhead lines are limited in power throughput by the amount of allowable sag caused by thermal expansion. The composite core has half the thermal expansion characteristics of steel and therefore less sag. The TTC conductor is 20% lighter which allows either a larger line on the same tower or a line with less initial sag. The composite core is non-conductive and does not create the inductive field caused by a steel core. The result is less line loss and the ability to operate at higher temperatures, thereby allowing more power transmission along the original electrical corridor. Fiber optic cables in the core function as intelligent real time sensors and carry optical communications. Initial development of the conductor technology was funded by grants from the U.S. Department of Energy and the California Energy Commission.

There is strong interest from major transmission and distribution companies in the United States, South America and Asia. TTC is arranging for a several-thousand foot demonstration requested by a group of major United States utilities.

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Note: This press release may contain forward-looking  statements,  as defined in the Securities Reform Act of 1995. Actual events or results may differ from the company's expectations on a negative or positive basis. Actual events or results are subject to a number of known and unknown risks and uncertainties including, but not limited to, competition with larger companies, development of and demand for a new technology, risks associated with a startup company, general economic
conditions,   availability  of  funds  for  capital  expenditure  by  customers, availability of timely financing, cash flow, contract negotiation of expansion plans, timely delivery by suppliers or the company, and ability to manage growth. Other risk factors attributable to the company's business segment may affect the actual results achieved by the company.

For further information contact: Bill Harrison of Bridgestone Capital Group, 248-353-2000; or Benton Wilcoxon, CEO, 949-756-1091.